UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 8)


                           WRIGHT MEDICAL GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   98235T-107
                                   ----------
                                 (CUSIP Number)


                                February 13, 2006
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 pages

--------------------                                          ------------------
CUSIP No. 98235T-107                  13G                     Page 2 of 10 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Equity Partners, L.P. -
           (IRS Identification No. 13-3986317)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    3,984
EACH                 ------ ----------------------------------------------------
REPORTING                7  SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            3,984
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,984
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Less than 1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 2 of 10 pages

--------------------                                          ------------------
CUSIP No. 98235T-107                  13G                     Page 3 of 10 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus & Co. - (IRS Identification No. 13-6358475)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    3,984
EACH                 ------ ----------------------------------------------------
REPORTING                7  SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            3,984
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,984
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Less than 1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 3 of 10 pages

--------------------                                          ------------------
CUSIP No. 98235T-107                  13G                     Page 4 of 10 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus LLC- (IRS Identification No. 13-4069737)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    3,984
EACH                 ------ ----------------------------------------------------
REPORTING                7  SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            3,984
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,984
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Less than 1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 4 of 10 pages

--------------------                                          ------------------
CUSIP No. 98235T-107                  13G                     Page 5 of 10 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus Partners LLC- (IRS Identification No. 13-4069737)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    3,984
EACH                 ------ ----------------------------------------------------
REPORTING                7  SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            3,984
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,984
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Less than 1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 5 of 10 pages

This Amendment No. 8 to Schedule 13G amends and restates in its entirety Amendment No. 7 to Schedule 13G, which amended Amendment No. 6 to Schedule 13G , which amended Amendment No. 5 to Schedule 13G, which amended Amendment No. 4 to
Schedule 13G, which amended Amendment No. 3 to Schedule 13G, which amended Amendment No. 2 to Schedule 13G, which amended Amendment No. 1 to Schedule 13G, which amended the initial Schedule 13G filed by Warburg, Pincus Equity Partners, L.P. ("WPEP"), Warburg Pincus & Co. ("WP") and Warburg Pincus LLC ("WP LLC") with the Securities and Exchange Commission with respect to the common stock, par value $.01 per share (the "Common Stock") of Wright Medical Group, Inc.

Item 1(a)           Name of Issuer:
                    --------------

                    Wright Medical Group, Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    5677 Airline Road
                    Arlington, TN 37002

Items 2(a)
and 2(b)            Name of Person Filing; Address of Principal Business Office:
                    ------------------------------------------------------------

                    This Amendment No. 8 to Schedule 13G is being filed by and on behalf of (a) WPEP, (b) WP, (c) WP LLC, and (d) Warburg Pincus Partners LLC ("WPP LLC" and together with WPEP, WP and WP LLC, the "Warburg Pincus Reporting Persons"). WPEP has two affiliated partnerships: Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership, and Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership. WPP LLC is the general partner of WPEP and a subsidiary of WP. WP is the managing member of WPP LLC. WP LLC manages WPEP. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members of WP LLC and may be deemed to control the Warburg Pincus Reporting Persons. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus Reporting Persons. The business address of each of the foregoing Warburg Pincus Reporting Persons is 466 Lexington Avenue, New York, New York 10017.

Item 2(c)           Citizenship:
                    -----------

                    WPEP is a Delaware limited partnership, WP is a New York general partnership, WP LLC is a New York limited liability company and WPP LLC is a New York limited liability company.

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common Stock, par value $0.01 per share


                               Page 6 of 10 pages

Item 2(e)           CUSIP Number:
                    ------------

                    98235T-107

Item 3              If this statement is filed pursuant to ss.ss. 240.13d-1(b)
                    ----------------------------------------------------------
                    or 240.13d-2(b) or (c), check whether the person is filing
                    ----------------------------------------------------------
                    as a:
                    ----

                    Not Applicable

Item 4.             Ownership:
                    ---------


                    WPEP, WP, WP LLC and WPP LLC have shared dispositive and voting power with respect to 3,984 shares of Common Stock.

                    Warburg, Pincus Equity Partners, L.P.
                    -------------------------------------

                    (a)  Amount beneficially owned: 3,984 shares of Common Stock

                    (b)  Percent of Class: Less than 1%*

                    (c)  (i) Sole power to vote or direct the vote: -0-

                         (ii) Shared power to vote or direct the vote: 3,984

                         (iii) Sole power to dispose of or direct the disposition of: -0-

                         (iv) Shared power to dispose of or direct the disposition of: 3,984

                    Warburg Pincus & Co.
                    --------------------

                    (a)  Amount beneficially owned: 3,984 shares of Common
                         Stock.

                    (b)  Percent of Class: Less than 1%*

                    (c)  (i) Sole power to vote or direct the vote: -0-


                               Page 7 of 10 pages

                         (ii) Shared power to vote or direct the vote: 3,984

                         (iii) Sole power to dispose of or direct the disposition of: -0-

                         (iv) Shared power to dispose of or direct the disposition of: 3,984

                    Warburg Pincus LLC
                    ------------------

                    (a)  Amount beneficially owned: 3,984 shares of Common
                         Stock.

                    (b)  Percent of Class: Less than 1%*

                    (c)  (i) Sole power to vote or direct the vote: -0-

                         (ii) Shared power to vote or direct the vote: 3,984

                         (iii) Sole power to dispose of or direct the disposition of: -0-

                         (iv) Shared power to dispose of or direct the disposition of: 3,984

                    Warburg Pincus Partners LLC
                    ---------------------------

                    (a)  Amount beneficially owned: 3,984 shares of Common
                         Stock.

                    (b)  Percent of Class: Less than 1%*

                    (c)  (i) Sole power to vote or direct the vote: -0-

                         (ii) Shared power to vote or direct the vote: 3,984

                         (iii) Sole power to dispose of or direct the disposition of: -0-

                         (iv) Shared power to dispose of or direct the disposition of: 3,984


                               Page 8 of 10 pages

* The percentages used herein are calculated based upon 34,030,352 shares outstanding as of October 26, 2005 as reflected in the Issuer's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005.

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not Applicable

Item 7              Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ---------------

                    Not Applicable

Item 8              Identification and Classification of Members of the Group:
                    ---------------------------------------------------------

                    WPEP, WP, WP LLC and WPP LLC are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Each of WPEP, WP, WP LLC and WPP LLC disclaims beneficial ownership of all of the Common Stock, other than those reported herein as being owned by it.

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:
                    -------------

                    Not Applicable


                               Page 9 of 10 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2006


WARBURG, PINCUS EQUITY PARTNERS, L.P.

By: Warburg Pincus Partners LLC, General Partner

    By: Warburg Pincus & Co., Managing Member

    By: /s/ Scott A. Arenare
        ------------------------------
    Name:  Scott A. Arenare
    Title: Partner


WARBURG PINCUS & CO.

By: /s/ Scott A. Arenare
    ------------------------------
Name:  Scott A. Arenare
Title: Partner


WARBURG PINCUS LLC

By: /s/ Scott A. Arenare
    ------------------------------
Name:  Scott A. Arenare
Title: Managing Director


WARBURG PINCUS PARTNERS LLC

By: /s/ Scott A. Arenare
    ------------------------------
Name:  Scott A. Arenare
Title: Managing Director


                              Page 10 of 10 pages